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EXHIBIT 21

LIST OF SUBSIDIARIES OF KATE SPADE & COMPANY

Adelington Design Group LLC	Delaware
Fifth & Pacific Companies Canada, Inc.	Canada
Fifth & Pacific Companies Cosmetics, Inc.	Delaware
Fifth & Pacific Companies Foreign Holdings, Inc.	Delaware
Fifth & Pacific Companies Puerto Rico, Inc.	Delaware
FNP Holdings, LLC	Delaware
Juicy Couture Canada, Inc.	Canada
Juicy Couture, Inc.	California
Kate Spade & Company International Limited	Hong Kong
Kate Spade South America Comercio, Importaco E Exportacao De Calcados, Bolsas, Roupas E Accessorios LTDA	Brazil
Kate Spade Canada Inc.	Canada
Kate Spade China Co. Ltd.	China
Kate Spade Hong Kong Limited	Hong Kong
Kate Spade Japan Co. Ltd.	Japan
Kate Spade LLC	Delaware
Kate Spade Macau Limited	Macau
Kate Spade Malaysia SDN. BHD.	Malaysia
Kate Spade Puerto Rico, LLC	Delaware
Kate Spade Retail Hong Kong Limited	Hong Kong
Kate Spade Singapore PTE Limited	Singapore
Kate Spade UK Limited	United Kingdom
KS HMT Co., Limited	Hong Kong
L.C. Licensing, LLC	Delaware
LCCI Holdings Inc.	Delaware
LCI Holdings, Inc.	Delaware
LCI Investments, Inc.	Delaware
Liz Claiborne De El Salvador, S.A., de C.V.	El Salvador
Liz Claiborne de Mexico, S.A. de C.V.	Mexico
Liz Claiborne do Brasil Industria E Comercio Ltda.	Brazil
Liz Claiborne Europe	United Kingdom
Liz Claiborne (Israel) Ltd.	Israel
Liz Claiborne Operations (Israel) 1993 Limited	Israel
Liz Claiborne, S.A.	Costa Rica
Liz Claiborne Servicios de Mexico, S.A. de C.V.	Mexico
Liz Foreign B.V.	Netherlands
MFE Ltd.	Hong Kong
Segrets, Inc.	Delaware
Shanghai Zhong Haw Costume & Accessories Co. LTD	China
Textiles Liz Claiborne Guatemala, SA	Guatemala
WCFL Holdings, LLC	Delaware
Westcoast Contempo Fashions Limited	Canada

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  EXHIBIT 21
LIST OF SUBSIDIARIES OF KATE SPADE & COMPANY